EXHIBIT 10.3

AMENDMENT TO RETENTION AGREEMENT

This Amendment to Retention Agreement (this “Amendment”) is made and entered into as of the 24th day of March, 2005, by and between Gardenburger, Inc., an Oregon Corporation (the “Company”), and Robert T. Trebing, Jr. (the “Executive”).

Preliminary Statements:

A.                                   The Company and the Executive are parties to a Retention Agreement, dated as of January 27, 2005 (the “Retention Agreement”).

B.                                     The parties desire to amend the Retention Agreement as set forth herein.

C.                                     Section 5.8 of the Retention Agreement provides that the Retention Agreement may be modified by an agreement in writing between the parties thereto.

Agreement:

NOW THEREFORE, effective as of the date hereof, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Preamble and Recitals: Defined Terms.  The preamble and recitals hereinabove set forth are incorporated herein and made a part hereof.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Retention Agreement.

2.                                       Third “Whereas” Clause.  The third “Whereas” clause of the Retention Agreement is hereby amended and restated in its entirety to read as follows: “WHEREAS, in addition to the benefits that the Executive may be entitled to receive under the Employment Agreement between the Company and the Executive, the Company desires to establish an incentive for the Executive to continue to be employed by the company through and following a Change in Control (as defined in Section 2.4) or a Going Private Transaction (as defined in Section 2.6).

3.                                       Bonus Amount and Conditions.  Section 1.1(b) of the Retention Agreement is hereby amended and restated in its entirety to read as follows: “promptly, upon request of the Company, executes and delivers a release of claims against the Company, which release shall be in the same form as Paragraph 9 to the Separation Agreement attached to the Employment Agreement between Executive and Company.”

4.                                       Certain Limitations. A new Section 4.4 of the Retention Agreement is added which reads: “Notwithstanding anything to the contrary in this Agreement, the limitations contained in Section 4.1 and 4.2 of this Agreement on the payment of monies to which Executive is entitled to receive under this Agreement shall  not apply if the triggering event that entitles Executive to receive monies under this Agreement is a Sale Transaction, as defined in the Employment Agreement between the Company and the Executive.”

5.                                       Change in Control.  Section 2.4 of the Retention Agreement is hereby amended and restated in its entirety to read as follows:

“Change in Control” shall have the meaning set forth in Article I of the Employment Agreement, as amended.”

6.                                       Bankruptcy Limitation.  Section 4.3 of the Retention Agreement is hereby deleted in its entirety.

7.                                       Affirmation.  In all other respects the Retention Agreement is affirmed.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have caused this Amendment to Retention Agreement to be executed as of the date first written above.

EXECUTIVE	GARDENBURGER, INC.

/s/ Robert T. Trebing, Jr.	By:	/s/ Scott Wallace
Robert T. Trebing, Jr.		Scott Wallace President & Chief Executive Officer